                                                                 EXHIBIT 7(C)(2)

                             ASSET PURCHASE AGREEMENT

                                  by and among

                      P-COM, Inc., a Delaware corporation,

               P-COM Field Services, Inc. a Delaware corporation,

      Columbia Spectrum Management, L.P., a Delaware limited partnership,

                                      and

               The Partners of Columbia Spectrum Management, L.P.






                         Dated as of February 12, 1997

                               TABLE OF CONTENTS

                                                                            Page


ARTICLE I    PURCHASE AND SALE OF ASSETS ...................................   1
     Section 1.1   Description of Assets to be Acquired ....................   1
     Section 1.2   Excluded Assets .........................................   2

ARTICLE II   LIABILITIES ...................................................   2
     Section 2.1   Liabilities .............................................   2

ARTICLE III  PURCHASE PRICE ................................................   3
     Section 3.1   .........................................................   3
     Section 3.2  Amount ...................................................   3
     Section 3.3  Net Asset Determination ..................................   4

ARTICLE IV   REPRESENTATIONS AND WARRANTIES.................................   5
     Section 4.1  Representations and Warranties of Seller and each Partner.   5
             (a)  Organization of Seller ...................................   5
             (b)  Equity Structure .........................................   6
             (c)  Authorization of Seller ..................................   6
             (d)  Financial Information ....................................   6
             (e)  Absence of Certain Changes and Events ....................   6
             (f)  Conduct of Business ......................................   8
             (g)  Undisclosed Liabilities ..................................   8
             (h)  Inventory ................................................   8
             (i)  Taxes ....................................................   8
             (j)  Compliance With Law ......................................   9
             (k)  Governmental and Third Party Consents ....................   9
             (l)  Intellectual Property Rights .............................  10
             (m)  Restrictive Documents or Orders ..........................  11
             (n)  Contracts and Commitments ................................  11
             (o)  Assets ...................................................  12
             (p)  Title to the Property ....................................  12
             (q)  Litigation ...............................................  12
             (r)  No Conflict or Default ...................................  12
             (s)  Labor Relations ..........................................  13
             (t)  Pension, Profit Sharing, etc .............................  13
             (u)  Brokers' and Finders' Fees/Contractual Limitations .......  13
             (v)  Interested Party Relationships ...........................  14
             (w)  Certain Payments .........................................  14
             (x)  Customers ................................................  14
             (y)  Books and Records ........................................  14
             (z)  Complete Disclosure ......................................  14

                                       i.

            (aa)  Insurance ................................................  15
            (ab)  Environmental Matters ....................................  15
            (ac)  Backlog ..................................................  15
            (ad)  Purchase Entirely for Own Account ........................  15
            (ae)  Disclosure of Information ................................  15
            (af)  Investment Experience ....................................  15
            (ag)  Accredited Investor ......................................  16
            (ah)  Restricted Securities ....................................  16
            (ai)  Legends ..................................................  16
            (aj)  Service Provider Agreements ..............................  16
            (ak)  Subsidiaries .............................................  16
            (al)  Exports to Certain Countries .............................  17
            (am)  Foreign Corrupt Practices Act ............................  17
     Section 4.2  Representations and Warranties of P-COM and Purchaser.....  17
            (a)   Organization .............................................  17
            (b)   Brokers' and Finders' Fees/Contractual Limitations........  18
            (c)   Valid Issuance of Purchase Shares ........................  18
            (d)   SEC Filings ..............................................  18
            (e)   Authorization of Seller ..................................  19
            (f)   Absence of Certain Changes and Events ....................  19
            (g)   Government Consents ......................................  19
            (h)   Litigation ...............................................  19
            (i)   No Conflict or Default ...................................  19

 ARTICLE V   COVENANTS......................................................  20
     Section 5.1  Covenants Against Disclosure..............................  20
     Section 5.2  Non-Competition...........................................  20
     Section 5.3  Maintenance of Business...................................  22
     Section 5.4  Access to Information.....................................  24
     Section 5.5  Other Discussions.........................................  24
     Section 5.6  Assignment of Contracts...................................  25
     Section 5.7  Relocation of Seller's Facilities.........................  25
     Section 5.8  Registration Rights.......................................  25
     Section 5.9  Termination of Employment Agreements......................  25
     Section 5.10 Collection of Pre-Closing Receivables.....................  25

ARTICLE VI   CLOSING........................................................  26
     Section 6.1  Time of Closing...........................................  26
     Section 6.2  Deliveries by Seller......................................  26
     Section 6.3  Deliveries by Purchaser...................................  27
     Section 6.4  Further Assurances........................................  27

                                       ii.

ARTICLE VII  CONDITIONS PRECEDENT TO OBLIGATIONS............................  28
     Section 7.1  Conditions to Obligations of P-COM and Purchaser..........  28
            (a)   Representations and Warranties............................  28
            (b)   Performance of Agreement..................................  28
            (c)   No Material Adverse Change................................  28
            (d)   Absence of Governmental or Other Objection................  28
            (e)   Approval of Documentation.................................  28
            (f)   Third Party Consents......................................  28
            (g)   Comsearch Agreement.......................................  28
     Section 7.2  Conditions to Obligations of Seller.......................  29
            (a)   Performance of Agreement..................................  29
            (b)   Representations and Warranties............................  29
            (c)   Approval of Documentation.................................  29
            (d)   Absence of Governmental or Other Objection................  29
            (e)   Third Party Consents......................................  29

ARTICLE VIII INDEMNIFICATION................................................  29
     Section 8.1  Survival of Representations, Warranties, Covenants and
                  Agreements................................................  29
     Section 8.2  Seller and Partner Indemnification........................  30
     Section 8.3  Procedure for Indemnification with Respect to
                  Third-Party Claims........................................  31
     Section 8.4  Procedure For Indemnification with Respect to
                  Non-Third Party Claims....................................  32
     Section 8.5  Limitation on Indemnification.............................  33

ARTICLE IX   TERMINATION....................................................  33
     Section 9.1  Termination...............................................  33

ARTICLE X    MISCELLANEOUS PROVISIONS.......................................  34
     Section 10.1  Notice...................................................  34
     Section 10.2  Entire Agreement.........................................  35
     Section 10.3  Binding Effect; Assignment...............................  35
     Section 10.4  Expenses of Transaction; Taxes...........................  35
     Section 10.5  Waiver; Consent..........................................  36
     Section 10.6  Third-Party Beneficiaries................................  36
     Section 10.7  Counterparts.............................................  36
     Section 10.8  Severability.............................................  36
     Section 10.9  Remedies of Purchaser....................................  36
     Section 10.10 Governing Law............................................  36
     Section 10.11 Arbitration; Attorneys' Fees.............................  37
     Section 10.12 Cooperation and Records Retention........................  37
     Section 10.13 Bulk Sales Law...........................................  38

                                       iii.

Exhibits
 3.2       Escrow Agreement
 5.8       Registration Rights Agreement

Schedules
 1.1(a)    List of Related Property
 1.1(b)    List of Contracts
 1.1(c)    List of Intellectual Property Rights
 1.1(g)    List of Leasehold Interests
 1.2       List of Excluded Assets
 2.1       List of Assumed Liabilities
 4.1(b)    List of Holders of Outstanding Seller Equity Interests
 4.1(j)    List of Governmental Permits
 4.1(s)    List of Employees
 4.1(x)    List of Material Customers
 4.1(aa)   List of Insurance Policies
 4.1(ab)   List of Environmental Matters
 4.1(ac)   Backlog of Orders
 4.1(ag)   List of Non-Accredited Investors
 4.2       P-COM/Purchaser Disclosure Letter

                                       iv.

                            ASSET PURCHASE AGREEMENT
                            ------------------------



          THIS AGREEMENT is dated as of February 12, 1997 by and among P-COM, Inc., a Delaware corporation ("P-COM"), P-COM Field Services, Inc. a Delaware corporation and a wholly-owned subsidiary of P-COM ("Purchaser"), Columbia Spectrum Management, L.P., a Delaware limited partnership ("Seller"), and the individuals and other entities listed on the signature pages hereto (collectively, all of the "Partners").

          WHEREAS, Seller is engaged in the business of providing consulting, negotiation and related services to facilitate the relocation of operators of microwave facilities on certain radio frequency bands to other frequencies or to a substitute system, and proposes to engage in the provision of warehousing services for the build out of wireless systems and the ownership and leasing of towers to wireless communications companies (collectively, the "Business") which Business is located primarily at 8300 Boone Boulevard, Suite 800, Vienna, Virginia (the "Business Premises");

          WHEREAS, Purchaser desires to acquire from Seller and Seller desires to transfer to Purchaser, the assets, properties, and rights of Seller, upon the terms and conditions of this Agreement;

          NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereby agree as follows:

                                   ARTICLE I
                                   ---------

                          PURCHASE AND SALE OF ASSETS
                          ---------------------------

          Section 1.1  Description of Assets to be Acquired.  Upon the terms and
          -----------  ------------------------------------
subject to the conditions set forth in this Agreement, at the Time of Closing (as defined in Section 5.1), Seller agrees to convey, sell, transfer, assign, and deliver to Purchaser, and Purchaser shall purchase from Seller, all right, title, and interest of Seller at the Time of Closing in and to all of the assets, personal properties, and rights of the Business of every kind, nature, and description, personal, tangible, and intangible, known or unknown, wherever located, including, without limitation, the following:

          (a) The machinery, equipment, computer hardware, peripherals, software, quality assurance equipment and furniture and fixtures (the "Related Property"), including those listed on Schedule 1.1(a) hereto;

          (b) All rights and claims, exclusive of Pre-Closing Receivables (as hereinafter defined) under all agreements, contracts, contract rights, licenses, purchase and sale orders, quotations, and other executory commitments relating to the Business

(collectively, the "Contracts"), including, without limitation, those listed on
Schedule 1.1(b) hereto;

          (c) All rights of Seller to all patents, trademarks, trade names, service marks, copyrights, trade secret rights and other intellectual property rights, and any applications or registrations therefor, and all net lists, schematics, technology, source code, know-how, computer software programs and all other tangible and intangible information or material used, usable or proposed to be used in the Business, including, without limitation, those listed on Schedule 1.1(c) hereto (collectively, the "Intellectual Property Rights");

          (d) All rights under express or implied warranties from suppliers and vendors to Seller relating to the Business, except as they relate to Retained Liabilities (as hereinafter defined);

           (e) All of Seller's causes of action, judgments, and claims or demands of whatever kind or description arising out of or relating to the Business;

          (f)  All goodwill of the Business (the "Goodwill");

          (g) All leasehold interests of Seller relating to the Business, including, without limitation, those listed on Schedule 1.1(g) (the "Leasehold Interests"); and

          (h)  Any additional assets identified on the Closing Date Balance
Sheet.

          The assets, properties, and rights to be conveyed, sold, transferred, assigned, and delivered to Purchaser pursuant to this Section 1.1 are sometimes hereinafter collectively referred to as the "Assets."

          Section 1.2  Excluded Assets.  Notwithstanding the provisions of
          -----------  ---------------
Section 1.1 hereof, the Assets to be transferred to Purchaser pursuant to this Agreement shall not include (i) all accounts receivable of Seller (including, without limitation, amounts due or to become due to Seller for work that has been performed, whether or not billed) as of the Time of Closing (the "Pre-Closing Receivables") or (ii) those assets specifically listed on Schedule 1.2 (collectively, the "Excluded Assets").

                                   ARTICLE II
                                   ----------

                                  LIABILITIES
                                  -----------

          Section 2.1  Liabilities.  Purchaser hereby agrees to assume at the
          -----------  -----------
Time of Closing the obligations of Seller under those Contracts as specifically set forth on Schedule 2.1 attached hereto (the "Assumed Liabilities"). Except as specifically set forth on Schedule 2.1, Purchaser shall not assume, nor shall Purchaser nor any affiliate of

                                       2.

Purchaser be deemed to have assumed or guaranteed, and Seller agrees and shall continue to be solely responsible for, any and all liabilities, litigation, disputes, debts, payables (including, without limitation, payables as of the Time of Closing to suppliers of goods that have been sold by Seller or services provided by Seller prior to or at the Time of Closing), obligations, counterclaims, rights of set-off or commitments, whether such liabilities are contingent or otherwise or direct or indirect, of Seller in existence on or prior to the Time of Closing, or otherwise, or based on any events, facts or circumstances in existence prior to or in connection with the sale of the Assets or the Business or in connection with or arising from any activities or inactivities of Seller, including without limitation any severance obligations of Seller to its employees, or any services provided by or goods or assets sold by or products delivered by Seller, or based on any obligations under the Contracts that arise on or after the Time of Closing to the extent that the obligation is imposed, asserted or incurred as a result of acts or omissions of Seller, or third parties acting on behalf of, or performing any function at the request of Seller, prior to or on the Closing (collectively, the "Liabilities").


                                  ARTICLE III
                                  -----------

                                 PURCHASE PRICE
                                 --------------

          Section 3.1   Consideration .  Upon the terms and subject to the
          ------------  --------------
conditions contained in this Agreement, in consideration for the Assets and in full payment therefore, Purchaser will pay, or cause to be paid, the purchase price set forth in Section 3.2.

           Section 3.2  Amount.  The purchase price ("Purchase Price") for the
           -----------  ------
Assets shall consist of:

          (a)  Cash.  Six Million Five Hundred Dollars ($6,500,000) which shall
               ----
be payable by wire transfer at the Time of Closing and One Million Five Hundred Thousand Dollars ($1,500,000) held in an escrow account for a period of two (2) years, with Five Hundred Thousand Dollars ($500,000) of such cash consideration placed in escrow to be released after one (1) year, assuming that there are no pending claims at such time for Damages and the other One Million Dollars ($1,000,000) to be released on the second anniversary of the Closing, except for the amount of any pending claims for Damages at such time in accordance with
Article VIII, pursuant to the terms of an escrow agreement, the form of which is attached hereto as Exhibit 3.2 (the "Escrow Agreement"); and

          (b)  Purchase Shares.  Shares of Common Stock of P-COM to be issued
               ---------------
directly from P-COM to each of the Partners or, in the case of and to the extent directed in writing by Columbia Spectrum Management Investors, L.P. ("CSMI"), to the

                                       3.

partners thereof, as assignees of Seller and in furtherance of its complete liquidation, in accordance with Schedule 3.2(b) (the "Purchase Shares").

          The aggregate number of Purchase Shares to be issued to the Partners shall be determined by dividing the amount of Fourteen Million Five Hundred Thousand Dollars ($14,500,000) by the average closing sales price of the P-COM Common Stock as quoted on the National Association of Securities Dealers Automated Quotation System National Market ("Nasdaq National Market") for the thirty (30) consecutive trading days ending two (2) trading days prior to the Time of Closing (the "Closing Date Average Price"); provided, however, that in the event that the closing sales price of the P-COM Common Stock as quoted on the Nasdaq National Market on the earlier of (i) July 31, 1997, and (ii) the date upon which a registration statement covering all of the Purchase Shares requesting registration pursuant to that certain Registration Rights Agreement in the form attached hereto as Exhibit 5.8, is declared effective by the Securities and Exchange Commission (the "Effective Price") either exceeds or is less than the Closing Date Average Price, the number of Purchase Shares issuable to the Partners pursuant to this Agreement shall be correspondingly adjusted (the "Purchase Share Adjustment") such that the aggregate number of Purchase Shares issuable to the Partners shall equal the number achieved by dividing $14,500,000 by the Effective Price. Notwithstanding the foregoing, (a) if the Effective Price exceeds the Closing Date Average Price by fifteen percent (15%) or more, then the Purchase Share Adjustment shall be based on a price equal to the Closing Date Average Price multiplied by 1.15 and (b) if the Effective Price is more than fifteen percent (15%) less than the Closing Date Average Price, then the Purchase Share Adjustment shall be based on a price equal to the Closing Date Average Price multiplied by .85. In the event of a Purchase Price Adjustment pursuant to this Section 3.2(b), the escrow agent appointed under the Escrow Agreement shall be entitled to deduct the appropriate number of either Partner Escrow Shares (as defined below) or P-COM Escrow Shares (as defined below), as applicable, from the escrow account and deliver such shares instead to the appropriate party.

           The Purchase Shares shall be paid as follows:

           (i) Eighty-five Percent (85%) of the total number of Purchase Shares calculated in accordance with this Section 3.2(b) based on the Closing Date Average Price shall be issued at the Time of Closing and delivered to the Partners; and

          (ii) Fifteen Percent (15%) of the total number of Purchase Shares calculated in accordance with this Section 3.2(b) based on the Closing Date Average Price shall be issued at the Time of Closing and held (until an Effective Price is determined pursuant to Section 3.2(b)) in an escrow account pursuant to the Escrow Agreement as collateral for a potential Purchase Price Adjustment, as defined in Section 3.2(b) (the "Partner Escrow Shares"). In addition, P-COM shall place an equivalent number of shares of its Common Stock into such an escrow account to serve as collateral for a potential Purchase Price Adjustment (the "P-COM Escrow Shares").

                                       4.

           Section 3.3  Net Asset Determination.
           -----------  -----------------------

          (a) Adjustment Amount.  To the extent that as of the Time of Closing,
              -----------------
the value of the Assets does not equal or exceed $400,000, an adjustment shall be made to the purchase price as follows: if the Assets as of the Time of Closing are less than $400,000, a credit shall be allowed by Seller to Purchaser in the amount by which the Assets fall short of $400,000, and such credit shall be considered a reduction of the purchase price and shall be paid as hereinafter set forth.

          (b) Procedures.  As soon as reasonably practicable after the Time of
              ----------
Closing, but in no event later than five (5) business days thereafter, Seller shall deliver to Purchaser an unaudited balance sheet of Seller dated as of the Time of Closing, which shall fairly present the Assets of Seller as of the Time of Closing in accordance with GAAP applied on a basis consistent with previous periods (the "Closing Date Balance Sheet"). As soon as possible after the Closing Date, and in any event, within fifteen (15) days of the Closing Date, representatives of Purchaser and Seller shall jointly determine the Assets as of the Closing Date. Upon certification of such amounts jointly by such representatives, the parties shall within five (5) business days make such further payments between themselves as set forth in Section 3.3(a). Notwithstanding the foregoing, in the event that Seller and the Partners do not make such payment in cash or stock within five (5) days, Purchaser shall be entitled to deduct on a pro rata basis from the cash consideration held pursuant to the Escrow Agreement that amount due and owing pursuant to this Section 3.3.

          (c) Disputes.  In the event that the representatives of Purchaser and
              --------
Seller are unable to agree with respect to any determination of Assets within fifteen (15) days of the Time of Closing, Purchaser and Seller hereby agree that such determination shall be referred to Price Waterhouse, or another nationally recognized accounting firm agreed upon by the parties (the "Auditor"), which shall promptly make a determination. If necessary, the decision of the Auditor shall be binding on the parties. In the event that the Auditor is required to make any such determination, Seller and Purchaser shall each pay fifty percent (50%) of the fees of the Auditor.

                                   ARTICLE IV
                                   ----------

                         REPRESENTATIONS AND WARRANTIES
                         ------------------------------

          Section 4.1  Representations and Warranties of Seller and each
          -----------  -------------------------------------------------
Partner.  Except as specifically set forth in the schedules hereto delivered by
-------
Seller and the Partners to P-COM and Purchaser, each of Seller and the Partners hereby, jointly and severally, represents and warrants to P-COM and Purchaser as of the date hereof and again at and as of the Closing Date that:

                                       5.

          (a) Organization of Seller.  Seller is a limited partnership duly
              ----------------------
organized and validly existing under the laws of the State of Delaware and has all requisite partnership power and authority to own and operate the Business in the places where the Business is now conducted and to directly own, lease, and operate the Assets. Seller is duly qualified or licensed to do business as a limited partnership and is in good standing in the Commonwealth of Virginia, and is not required to be qualified in any other jurisdiction in which the nature of its business or location of its properties requires such qualification or licensing and where the failure to be so qualified would adversely affect the Business.

          (b) Equity Structure.  Schedule 4.1(b) contains a complete and
              ----------------
accurate list of the equity interests owned of record by the holders of outstanding Seller Equity Interests and their state or country of residence or, in the case of entities other than individuals, their principal place of business. As of the date of this Agreement, there are no equity interests reserved for issuance upon the exercise of options or rights to purchase equity interests of Seller.

          (c) Authorization of Seller.  Seller and each Partner that is not a
              -----------------------
natural person has full organizational power and authority to enter into this Agreement and the Escrow Agreement, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby, including, without limitation, the execution and delivery of this Agreement and the Escrow Agreement, general conveyances, bills of sale, assignments, and other documents and instruments evidencing the conveyance of the Assets or delivered in accordance with Section 6.2 hereunder (the "Seller Closing Documents"). Each of the Seller and the Partners has taken all necessary and appropriate action with respect to the execution and delivery of this Agreement, the Escrow Agreement and the other Closing Documents. This Agreement, the Escrow Agreement and the other Closing Documents constitute valid and binding obligations of Seller and, to the extent that they are parties thereto, the Partners, enforceable against them in accordance with their respective terms except as limited by applicable bankruptcy, insolvency, moratorium, reorganization, or other laws affecting creditors' rights and remedies generally or by general principles of equity.

          (d) Financial Information.  Seller has furnished to Purchaser a
              ---------------------
complete and accurate copy of its audited balance sheet as of December 31, 1995 and 1994, and its audited statements of operations, cash flow and equity for its fiscal years ended December 31, 1995, 1994 and 1993 and its unaudited balance sheet as of December 31, 1996, and its unaudited statement of operations, cash flow and equity for its fiscal year ended December 31, 1996 which has been diligently prepared by management and reviewed by Seller's accountants (which, collectively with the Closing Date Balance Sheet referred to in Section 3.3 hereof, shall be referred to herein for all purposes as, the "Financial Statements"). The Financial Statements have been prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied and fairly present the consolidated financial position of Seller as and at the dates thereof and

                                       6.

Seller's consolidated results of operations and cash flows for the periods then ended. The notes to the audited Financial Statements, if applicable, as at and for each such period set forth in reasonable detail Seller's accounting policies, principles and methods with respect to the calculation of its accounts receivable (including policies for its warranty and bad debt reserves, revenue recognition and capitalized software development costs). The projections of Seller were prepared in good faith and are based on assumptions Seller believes to be reasonable.

           (e) Absence of Certain Changes and Events.  Except as contemplated
               -------------------------------------
herein, since December 31, 1996, there has not been:

               (i) Any adverse change in the financial condition, results of operation, assets, liabilities, business, or to the knowledge of Seller and the Partners, any adverse change in the prospects of Seller, or any occurrence, circumstance, or combination thereof which reasonably could be expected to result in any such adverse change;

               (ii) Any shortage of materials or supplies, fire, explosion, accident, requisition or taking of property by any governmental agency, flood, drought, earthquake, or other natural event, riot, act of God or a public enemy, or damage, destruction, or other casualty, whether covered by insurance or not, which has had an adverse effect on the Business or the Assets or any such event which reasonably could be expected to have such an effect on the Business or the Assets;

               (iii) Any material transaction relating to the Business (other than the transactions contemplated herein) which was entered into or carried out by Seller other than in the ordinary and usual course of business;

               (iv) Any material change made by Seller in its method of operating the Business or its accounting practices relating thereto;

               (v) Any mortgage, pledge, lien, security interest, hypothecation, charge or other encumbrance imposed or agreed to be imposed on or with respect to the Assets other than liens arising with respect to taxes not yet due and payable, and such minor liens and encumbrances, if any, which arise in the ordinary course of business and are not material in nature or amount either individually or in the aggregate, and which do not detract from the value of the Assets or impair the operations conducted thereon or any discharge or satisfaction thereof;

               (vi) Any sale, lease, or disposition of, or any agreement to sell, lease, or dispose of any of the Assets, other than sales, leases, or dispositions in the usual and ordinary course of business and consistent with prior practice;

                                       7.

               (vii) Any modification, waiver, change, amendment, release, rescission, accord and satisfaction, or termination of, or with respect to, any material term, condition, or provision of any contract, agreement, license, or other instrument to which Seller is a party and relating to or affecting the Business or the Assets, other than any satisfaction by performance in accordance with the terms thereof in the usual and ordinary course of business and consistent with prior practice;

               (viii) Any labor disputes or disturbances materially affecting in an adverse fashion the Business or the financial condition of Seller, including, without limitation, the filing of any petition or charge of unfair labor practices with the National Labor Relations Board;

               (ix) Any written notice from any executive officer of Seller or any employee of Seller who provides any services to the Business that such employee has terminated, or intends to terminate, such employee's employment with Seller;

               (x) Any written notice from any supplier of goods to Seller (a "Supplier") that any such Supplier will not continue to supply the current level and type of goods currently being provided by such Supplier to Seller on similar terms and conditions;

               (xi) To the actual knowledge of Seller and the Partners, any materially adverse facts relating to, or written indications from, vendors or customers that may reasonably have a material adverse effect on the Business or the Assets;

               (xii) Any waivers by Seller of any rights of substantial value relating to the Business; or

               (xiii) Any purchase or lease of, or any agreements to purchase or lease, capital assets relating to the Business by Seller in excess of $10,000 individually or in excess of $25,000 in the aggregate.

          (f) Conduct of Business.  At all times since December 31, 1996, Seller
              -------------------
has conducted the Business diligently in the ordinary course thereof and used reasonable commercial efforts to preserve intact the organization of the Business and the good will of its customers, suppliers, and others having business relations with Seller.

          (g) Undisclosed Liabilities.  There are no material debts,
              -----------------------
liabilities, or obligations with respect to Seller or to which the Assets or Business are subject, whether liquidated, unliquidated, accrued, absolute, contingent, or otherwise, that are not specifically identified in the schedules hereto or reflected in the Financial Statements, other than these incurred in the ordinary course of business after the date hereof.

           (h) Inventory.  The Seller does not own or possess any inventory.
               ---------

                                       8.

           (i)  Taxes.
                -----

                (i)    Definitions.  For purposes of this Agreement:
                       -----------

                       a. the term "Taxes" means (A) all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (B) any liability for payment of amounts described in clause (A) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of law, and (C) any liability for the payment of amounts described in clauses (A) or (B) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other person; and the term "Tax" means any one of the foregoing Taxes; and

                       b. the term "Returns" means all returns, declarations, reports, statements and other documents required to be filed in respect of Taxes, and the term "Return" means any one of the foregoing Returns.

                (ii) At the Time of Closing, Seller will have properly completed and filed on a timely basis and in correct form all Returns required to be filed on or prior to the Time of Closing. There are no liens for Taxes on the Assets, and all Taxes due or payable, and all interest and penalties thereon, whether disputed or not, which could result in the imposition of any lien on the Assets or against Purchaser, have been paid in full.

                (iii) With respect to all amounts in respect of Taxes imposed upon Seller, or for which Seller is liable, whether to taxing authorities (as, for example, under law) or to other persons or entities (as, for example, under tax allocation agreements), with respect to all taxable periods ending on or before the Time of Closing and portions, through the Time of Closing, of periods commencing before the Time of Closing and ending after the Time of Closing, all applicable tax laws and agreements have been fully complied with, and all such amounts due and payable by Seller to taxing authorities or others have been paid.

          (j) Compliance With Law.  Schedule 4.1(j) sets forth all of Seller's
              -------------------
franchises, licenses, permits, use permits, consents, authorizations, and approvals of any federal, state, or local regulatory, administrative, or other governmental or zoning agency or body relating to the Business (collectively referred to herein as "Governmental Permits"). Seller has complied and is in compliance with all applicable federal, state, and, to the best of Seller's and each Partner's knowledge, foreign and local laws, statutes,

                                       9.

licensing requirements, rules, and regulations, and judicial or administrative or zoning decisions. Seller has been granted all licenses, permits (temporary and otherwise), authorizations, and approvals from federal, state, and local government regulatory or zoning bodies necessary to carry on the Business and maintain the Assets, all of which are currently valid and in full force and effect. There is no order issued, investigation, or proceeding pending or to Seller's and each Partner's knowledge, threatened against and no notice served on Seller with respect to any violation of any law, ordinance, order, writ, decree, rule, or regulation issued by any federal, state, local, or foreign court or governmental agency or instrumentality.

          (k) Governmental and Third Party Consents.  Except as required by the
              -------------------------------------
Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and all rules and regulations promulgated thereunder, no consent, approval, order, or authorization of, or registration, qualification, designation, declaration, or filing with any federal, state, local, or provincial governmental authority on the part of Seller or any Partner is required in connection with the consummation of the transactions contemplated hereunder. Except as indicated on
Schedule 1.1(b), no consent, approval or authorization of any third party (other than Purchaser and parties related to Purchaser, such as lenders, stockholders and similar persons) is required in connection with Seller's consummation of the transactions contemplated hereunder.

           (l) Intellectual Property Rights.
               ----------------------------

               (i) Seller owns, or is licensed or otherwise entitled to exercise, all Intellectual Property Rights without any conflict or infringement of the rights of others of which Seller or any Partner has knowledge. All of such Intellectual Property Rights are set forth in Schedule 1.1(d).

               (ii) Schedule 1.1(c) also lists (i) all patents and all registered copyrights, trade dress, trade names, trademarks, service marks and other company, product or service identifiers and mask work rights included in the Intellectual Property Rights, and specifies the jurisdictions in which each such Intellectual Property Right has been registered, including the respective registration numbers; (ii) all licenses, sublicenses and other agreements as to which Seller is a party and pursuant to which Seller or any other person is authorized to use any Intellectual Property Right; and (iii) all parties to whom Seller has delivered copies of Seller source code, whether pursuant to an escrow arrangement or otherwise, or parties who have the right to receive such source code. Copies of all licenses, sublicenses, and other agreements identified pursuant to clause (ii) above have been delivered by Seller to Purchaser.

               (iii) Seller is not, or as a result of the execution and delivery of this Agreement or the performance of Seller's obligations hereunder will not be, in violation of, or lose or in any way impair any material rights pursuant to any license, sublicense or agreement described in Schedule 1.1(c).

                                      10.

               (iv) Seller is the absolute owner or licensee of, with all necessary right, title and interest in and to (free and clear of any liens, encumbrances or security interests), the Intellectual Property Rights and has rights to the use, sale, license or disposal thereof or the material covered thereby in connection with the services or products in respect of which the Intellectual Property Rights are being used.

               (v) No claims with respect to the Intellectual Property Rights have been asserted or, to the best knowledge of Seller and each Partner, are threatened by any person, and Seller knows of no claims (i) contesting the right of Seller to use, sell, license or dispose of any Intellectual Property Rights, or (ii) challenging the ownership, validity or effectiveness of any of the Intellectual Property Rights.

               (vi) Any and all patents and registered trademarks, service marks, and other company, product or service identifiers and registered copyrights held by Seller are valid and subsisting.

               (vii) To Seller's and each Partner's knowledge, there has not been and there is not now any unauthorized use, infringement or misappropriation of any of the Intellectual Property Rights by any third party, including, without limitation, any service provider of Seller; Seller has not been sued or charged as a defendant in any claim, suit, action or proceeding which involves a claim of infringement of any patents, trademarks, service marks, copyrights or other intellectual property rights and which has not been finally terminated prior to the date hereof; there are no such charges or claims outstanding; and Seller does not have any infringement liability with respect to any patent, trademark, service mark, copyright or other intellectual property right of another.

               (viii) No Intellectual Property Right is subject to any outstanding order, judgment, decree, stipulation or agreement restricting in any manner the licensing thereof by Seller. Seller has not entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property Right. Seller has not entered into any agreement granting any third party the right to bring infringement actions with respect to, or otherwise to enforce rights with respect to, any Intellectual Property Right. To the knowledge of Seller and the Partners, Seller has the exclusive right to file, prosecute and maintain all applications and registrations with respect to the Intellectual Property Rights.

          (m) Restrictive Documents or Orders.  Neither Seller nor any Partner
              -------------------------------
is a party to or bound under any order, judgment, or decree, or any similar restriction not of general application which adversely affects, or reasonably could be expected to adversely affect the continued operation by Purchaser of the Business after the Time of Closing on substantially the same basis as said Business was theretofore operated.

           (n) Contracts and Commitments.
               -------------------------

                                      11.

               (i) There is set forth on Schedule 1.1(b) a list of all outstanding Contracts, whether or not in writing, to which Seller is a party, or to which any of the Assets are subject except for any contracts where the dollar amount involved is less than $10,000 and which are not, individually or in the aggregate, material to the business, results of operations, financial condition or prospects of Seller.

               (ii) Seller has performed all of its obligations under the terms of each Contract, and is not in default thereunder. To the best of Seller's and each Partner's knowledge, no event or omission has occurred which but for the giving of notice or lapse of time or both would constitute a default by any party thereto under any such Contract. Each such Contract is valid and binding on all parties thereto and in full force and effect except as limited by applicable bankruptcy, insolvency, moratorium, reorganization, or other laws affecting creditors' rights and remedies generally or by general principles of equity. Seller has received no written or unwritten notice of default, cancellation, or termination in connection with any such Contract.

               (iii) Schedule 1.1(b) identifies all sole or limited source supply agreements.

          (o) Assets.  The Assets consist of all the assets (other than the
              ------
Excluded Assets) necessary to operate the Business in the same manner as the Business was operated by Seller immediately prior to the Time of Closing, and none of the Partners, nor any family member or entity affiliated with any of the Partners or any such family member owns, or has any interest in, any asset used in the operation of the Business, except as set forth on the Disclosure Schedule.

           (p) Title to the Property.
               ---------------------

               (i) Seller has good and marketable title to the Assets, including all property listed on Schedule 1.1(a), free and clear of all liens. Seller has a valid leasehold interests in all leased properties, free and clear of all liens, listed on Schedule 1.1(i) as leased by Seller.

               (ii) By virtue of the deliveries made at the Closing, Purchaser will obtain good and marketable title to all of the Assets, free and clear of all liens, and a valid leasehold interest in the real property described in its lease agreement, free and clear of all liens, in each case exclusive of any liens incurred by Purchaser.

          (q) Litigation.  Seller is not engaged in, and has not received any
              ----------
threat of, any litigation, arbitration, investigation, claim or other proceeding relating to Seller or any employees, benefit plans, properties, Intellectual Property Rights, the Business, the Assets, licenses, permits, or goodwill, or against or affecting the actions taken or contemplated in connection therewith, nor, to the best of the Seller's and each Partner's knowledge, is there any reasonable basis therefor. There is no action, suit, proceeding,

                                      12.

or investigation pending or threatened against Seller or any Partner that questions the validity of this Agreement, the Escrow Agreement, the other Closing Documents or the right of Seller or the Partners to enter into this Agreement, the Escrow Agreement, the other Closing Documents, or to consummate the transactions contemplated hereby or thereby, or which might result in any material adverse change in the Assets, the Business, condition, prospects or properties of Seller. There is no action, suit, proceeding, or investigation by Seller currently pending or which Seller currently intends to initiate. Seller is not bound by any judgment, decree, injunction, ruling or order of any court, governmental, regulatory or administrative department, commission, agency or instrumentality, arbitrator or any other person which would or could have a material adverse effect on the Business or the Assets.

          (r) No Conflict or Default.  Neither the execution and delivery of
              ----------------------
this Agreement or the Escrow Agreement, nor compliance with the terms and provisions hereof and thereof, including, without limitation, the consummation of the transactions contemplated hereby and thereby, will violate any statute, regulation, or ordinance of any governmental or administrative authority, or conflict with or result in the breach of any term, condition, or provision of Seller's partnership agreement, as presently in effect, certificate of limited partnership, or, except with respect to the required consents indicated on
Schedule 1.1(b), of any agreement, deed, contract, mortgage, indenture, writ, order, decree, legal obligation or instrument to which Seller or any of the Partners are a party or by which it or they or any of the Assets are or may be bound, or constitute a default (or an event which, with the lapse of time or the giving of notice, or both, would constitute a default) thereunder.

           (s) Labor Relations.
               ---------------

               (i) To the best of Seller's and each Partner's knowledge, with respect to the Business, Seller has not failed to comply in any respect with Title VII of the Civil Rights Act of 1964, as amended, the Fair Labor Standards Act, as amended, the Occupational Safety and Health Act of 1970, as amended, all applicable federal, state, and local laws, rules, and regulations relating to employment, and all applicable laws, rules and regulations governing payment of minimum wages and overtime rates, and the withholding and payment of taxes from compensation of employees.

               (ii) There are no labor controversies pending or threatened between Seller and any of its employees (the "Employees") or any labor union or other collective bargaining unit representing any of the Employees.

               (iii) Seller has never entered into a collective bargaining agree ment or other labor union contract relating to the Business and applicable to the Employees.

                                      13.

               (iv) Except as set forth on Schedule 4.1(s), there are no written employment or separation agreements, or oral employment or separation agreements other than those establishing an "at-will" employment relationship between Seller and any of the Employees.

               (v) Attached hereto as Schedule 4.1(s) is a list of all employees of the Business.

               (vi) All payments due from the Seller on account of employee health and welfare insurance have been paid.

               (vii) All severance and vacation and similar payments by the Seller which are or were due under the terms of any agreement or otherwise have been paid in full.

          (t) Pension, Profit Sharing, etc.  Seller has no "Employer Pension
              -----------------------------
Benefit Plan" in effect, as such term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended.

          (u) Brokers' and Finders' Fees/Contractual Limitations.  Neither the
              --------------------------------------------------
Partners nor Seller is obligated to pay any fees or expenses of any broker or finder in connection with the origin, negotiation, or execution of this Agreement or in connection with any transactions contemplated hereby, except for the fees of Montgomery Securities, which fees are the obligation of the Partners on behalf of Seller. Neither Seller nor any officer, director, employee, partner, agent, or representative of Seller (collectively "Agent/Representatives") are or have been subject to any agreement, letter of intent, or understanding of any kind which prohibits, limits, or restricts Seller or Agent/Representatives from negotiating, entering into and consummating this Agreement and the transactions contemplated hereby.

          (v) Interested Party Relationships.  Neither the Partners nor Seller
              ------------------------------
(nor any family member of the Partners or any corporation, partnership, or other entity which, directly or indirectly, alone or together with others, controls, is controlled by, or is in common control with the Partners, Seller or any such family member) have any material financial interest, direct or indirect, in any material Supplier or customer, any party to any contract which is material to the Business, or any competitor with the Business, except as provided in
Schedule 4.1(v).

          (w) Certain Payments.  In connection with the Business, Seller has not
              ----------------
and no person directly or indirectly on behalf of Seller has made or received any payment that was not legal to make or receive.

          (x) Customers.  Except as indicated on Schedule 4.1(x) attached
              ---------
hereto, no single customer of Seller accounted for more than 5% of the net sales of Seller

                                      14.

during the twelve-month period ended December 31, 1996. Seller has furnished Purchaser with complete and accurate copies or descriptions of all current agreements (written or unwritten) with such customers. Neither Seller nor the Partners is actually aware of any event, happening, or fact which has led it or him to believe that any of such customers will not continue their current level of purchases after the Time of Closing.

          (y) Books and Records.  The books and records of Seller to which
              -----------------
Purchaser and its accountants and attorneys have been given access are the true books and records of Seller and truly and fairly reflect the underlying facts and transactions in all material respects.

          (z) Complete Disclosure.  No representation or warranty made by Seller
              -------------------
or any Partner in this Agreement, nor any document, written information, statement, financial statement, certificate, schedule or exhibit prepared and furnished by Seller or any Partner or its respective representatives pursuant hereto or in connection with the transactions contemplated hereby, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements or facts contained herein or therein not misleading in light of the circumstances under which they were furnished. To the best knowledge of Seller and any Partner, there is no event, fact or condition that has resulted in any event, change or effect that is materially adverse to the condition (financial or otherwise), properties, assets, liabilities, businesses, operations, results of operations or prospects of Seller taken as a whole that has not been set forth in this Agreement or in the Schedules hereto.

          (aa) Insurance.  Schedule 4.1(aa) lists all insurance policies and
               ---------
fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of Seller, the amounts of coverage under each such policy and bond of Seller. Seller has not been refused any requested coverage and no material claim made by Seller has been denied by the underwriters of such policies or bonds. All premiums payable under all such policies and bonds have been paid, and Seller is otherwise in full compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). Seller is in compliance with each of such policies. Seller does not know of any threatened termination of, the invalidation of any coverage of or material premium increase with respect to, any of such policies.

          (ab) Environmental Matters.  Except as set forth in Schedule 4.1(ab),
               ---------------------
Seller is not aware of any fact or circumstance which is reasonably expected to involve Seller in any environmental litigation or impose upon Seller any environmental liability which would have a material and adverse effect on the business condition of Seller.

          (ac) Backlog.  Schedule 4.1(ac) hereto sets forth the backlog of
               -------
orders relating to the Business that Seller is to ship and contract work to be performed as of the date set forth on such schedule. Seller either possesses sufficient inventory of parts,

                                      15.

materials and personnel to produce the same within their scheduled delivery dates or such parts or materials have lead times such that Seller can acquire such parts and materials in time to produce and ship such backlog in accordance with its scheduled shipping date.

          (ad) Purchase Entirely for Own Account.  This Agreement is made with
               ---------------------------------
the Seller and the Partners in reliance upon Seller's and each Partner's representation that the Purchase Shares to be received by Seller and each Partner will be acquired for investment for Seller's or Partner's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that Seller or Partner has no present intention of selling, granting any participation in, or otherwise distributing the same, except in each case for any subsequent resale or distribution effected pursuant to an effective registration statement under the Securities Act of 1933, as amended, or an available exemption from the registration requirements thereof.

          (ae) Disclosure of Information.  Seller and each Partner believes it
               -------------------------
has received all the information it considers necessary or appropriate for deciding whether to purchase the Purchase Shares.

          (af) Investment Experience.  Seller and each Partner can bear the
               ---------------------
economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Purchase Shares. Seller and each Partner also represents it has not been organized for the purpose of acquiring the Purchase Shares.

          (ag) Accredited Investor.  Except as set forth in Schedule 4.1(ag),
               -------------------
Seller and each Partner is an "accredited investor" within the meaning of Securities and Exchange Commission ("SEC") Rule 501 of Regulation D, as presently in effect.

          (ah) Restricted Securities.  Seller and each Partner understands that
               ---------------------
the Purchase Shares it is receiving are characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Act only in certain limited circumstances. In this connection, Seller and each Partner is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Act.

          (ai) Legends.  It is understood that the certificates evidencing the
               -------
Purchase Shares may bear one or all of the following legends:

               (i) "These securities have not been registered under the Securities Act of 1933, as amended. They may not be sold, offered for sale, pledged or hypothecated in the absence of a registration statement in effect with respect to the

                                      16.

securities under such Act or an opinion of counsel satisfactory to the Company that such registration is not required or unless sold pursuant to Rule 144 of such Act."

               (ii) Any legend required by the laws of any applicable jurisdiction or any other state.

          (aj) Service Provider Agreements.  To the knowledge of Seller and the
               ---------------------------
Partners, no current or former employee of Seller is in violation of any term of any employment agreement (whether written or verbal), patent or trademark disclosure agreement, or any other contract or agreement relating to the relationship of any such service provider with Seller or any other party (including prior employers), or any term of any judgment, decree or order, because of the nature of the business now conducted or now proposed to be conducted by Seller. Each current and former service provider of Seller has executed a proprietary information and inventions agreement (or similar agreement) with Seller in the form then being used by Seller, which forms have been previously delivered to Purchaser by Seller. Neither Seller nor any Partner is aware that any of Seller's service providers is in violation thereof and each will use all efforts to prevent any such violation. Neither Seller nor any Partner is aware that any of Seller's service providers is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of Seller or that would conflict with Seller's business as conducted or as proposed to be conducted.

          (ak) Subsidiaries.  Seller does not own or control, directly or
               ------------
indirectly, any corporation, partnership, business, trust or other entity.

          (al) Exports to Certain Countries.  For the five years preceding the
               ----------------------------
date hereof, Seller has made no sales to entities located or residing or domiciled in, directly or indirectly, Cuba, North Korea, Libya, Iraq, Iran or any other countries prohibited by U.S. export control laws.

          (am) Foreign Corrupt Practices Act.  Seller and each Partner has no
               -----------------------------
knowledge or reason to believe that any of the activities or types of conduct below have been or may have been engaged in by Seller, either directly or indirectly:

               (i) Any bribes or kickbacks to government officials or their relatives, or any other payments to such persons, whether or not legal, to obtain or retain business or to receive favorable treatment with regard to business; or

               (ii) Any bribes or kickbacks to persons other than government officials, or to relatives of such persons, or any other payments to such persons or their relatives, whether or not legal, to obtain or retain business or to receive favorable treatment with regard to business; or

                                      17.

               (iii) Any illegal contributions made to any political party, political candidate or holder of governmental office; or

               (iv) Any bank accounts, funds or pools of funds created or maintained without being reflected on the corporate books of account, or as to which the receipts and disbursements therefrom have not been reflected on such books; or

               (v) Any receipts or disbursements, the actual nature of which has been "disguised" or intentionally misrecorded on the corporate books of account; or

               (vi) Any payments or reimbursements made to personnel of the Company for the purposes of enabling them to expend time or to make contributions or payments of the kind or for the purpose referred to in subparagraphs (i)-(vi) above. In addition, Seller and the Partners have no reason to believe that Seller has violated the United States Corrupt Foreign Practices Act or any other similar laws, statute, rule or regulation of any country.

          Section 4.2  Representations and Warranties of P-COM and Purchaser.
          -----------  -----------------------------------------------------
Except as set forth in a letter (Schedule 4.2) specifically referring to this
Section 4.2 of this Agreement (the "P-COM/Purchaser Disclosure Letter") delivered by P-COM and Purchaser to Seller and the Partners, each of P-COM and Purchaser hereby represent and warrant to Seller and the Partners that as of the date hereof and at and as of the Closing Date:

          (a) Organization.  Each of P-COM and Purchaser is a corporation duly
              ------------
organized and validly existing under the laws of the State of Delaware, and has all corporate power and authority to lease, own, and operate its properties and carry on its business and operations and to directly own, lease, and operate its assets. Each of P-COM and Purchaser is duly qualified or licensed to do business as a corporation, and is in good standing in each jurisdiction where the failure to qualify would have a material adverse effect on its business and operations. Each of P-COM and Purchaser has made available to Seller complete and accurate copies of its Certificates of Incorporation and Bylaws and all amendments thereto, and minutes and actions of all meetings of its Board of Directors and its stockholders. No corporate actions have been approved or taken by P-COM's or Purchaser's Board of Directors or stockholders that are not reflected in such minutes and actions.

          (b) Brokers' and Finders' Fees/Contractual Limitations.  Neither P-COM
              --------------------------------------------------
nor Purchaser is obligated to pay any fees or expenses of any broker or finder in connection with the origin, negotiation, or execution of this Agreement, the Escrow Agreement, or in connection with any transactions contemplated hereby that Seller or the Partners would be required or obligated to make or pay. Neither P-COM nor Purchaser nor any officer, director, employee, agent, or representative of either P-COM

                                      18.

or Purchaser (collectively, the "Purchaser's Representatives") is or has been subject to any agreement, letter of intent, or understanding of any kind which prohibits, limits, or restricts P-COM, Purchaser or Purchaser's Representatives from negotiating, entering into, and consummating this Agreement, the Escrow Agreement, and the transactions contemplated hereby and thereby.

          (c) Valid Issuance of Purchase Shares.  The Purchase Shares, when
              ---------------------------------
issued and delivered in accordance with the terms hereof and for the consideration expressed herein, will be duly and validly issued, fully paid and nonassessable and will be issued in compliance with all applicable federal and state securities laws.

          (d) SEC Filings.  P-COM has filed all forms, reports and documents
              -----------
required to be filed with the Securities and Exchange Commission ("SEC") since March 2, 1995, and has provided or made available to Seller and the Partners:
(i) its Annual Report on Form 10-K for the fiscal year ended December 31, 1995,
(ii) its Quarterly Reports on Form 10-Q for the periods ended March 31, 1996, June 30, 1996 and September 30, 1996 (iii) the proxy statement relating to Purchaser's 1996 annual meeting of shareholders, (iv) the two prospectuses which form part of the two registration statements on Form S-1 declared effective by the SEC on March 2, 1995 and August 17, 1995, respectively, and (v) the prospectus which forms part of the registration statement on Form S-3 declared effective by the SEC on May 16, 1996 (collectively, the "P-COM SEC Reports"). The P-COM SEC reports were prepared in accordance with the requirements of the Securities Act or the Securities Exchange Act of 1934, as amended, as the case may be, and did not at the time they were filed or declared effective, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected by a document subsequently filed with the SEC or publicly disseminated.

          (e) Authorization of Seller.  P-COM and Purchaser have full power and
              -----------------------
authority to enter into this Agreement, the Escrow Agreement, and the Registration Rights Agreement, to perform their obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby, including, without limitation, the execution and delivery of this Agreement, the Escrow Agreement, the Registration Rights Agreement, and those other documents and instruments evidencing the purchase of the Assets or the assumption of the Assumed Liabilities by Purchaser or delivered in accordance with Section 6.3 hereunder (the "Purchaser Closing Documents"). P-COM and Purchaser have taken all necessary and appropriate action with respect to the execution and delivery of this Agreement, the Escrow Agreement, the Registration Rights Agreement and the other Purchaser Closing Documents, as applicable. This Agreement, the Escrow Agreement, the Registration Rights Agreement and the other Purchaser Closing Documents constitute valid and binding obligations of P-COM and Purchaser, as applicable, enforceable in accordance with their respective terms except as

                                      19.

limited by applicable bankruptcy, insolvency, moratorium, reorganization, or other laws affecting creditors' rights and remedies generally or by general principles of equity.

          (f) Absence of Certain Changes and Events.  Except as contemplated
              -------------------------------------
herein, since December 31, 1996, there has not been any material adverse change in the financial condition or results of operation of P-COM; provided, however, that for purposes of this Section 4.2(f), a change in the price of P-COM's Common Stock as quoted on the Nasdaq NMS shall not be deemed a material adverse change.

          (g) Government Consents.  Except as required by the Hart-Scott-Rodino
              -------------------
Antitrust Improvements Act of 1976, as amended, and all rules and regulations promulgated thereunder, and except as required under any state securities laws, if applicable, no consent, approval, order, or authorization of, or registration, qualification, designation, declaration, or filing with any federal, state, local, or provincial governmental authority on the part of P-COM or Purchaser is required in connection with the consummation of the transactions contemplated hereunder.

          (h) Litigation.  There is no action, suit, proceeding, or
              ----------
investigation pending or, to the best knowledge of P-COM and Purchaser, threatened against P-COM or Purchaser that questions the validity of this Agreement, the Escrow Agreement, the Registration Rights Agreement, the other Purchaser Closing Documents or the right of P-COM and Purchaser to enter into this Agreement, the Escrow Agreement, the Registration Rights Agreement and the other Purchaser Closing Documents or to consummate the transactions contemplated hereby or thereby.

          (i) No Conflict or Default.  Neither the execution and delivery of
              ----------------------
this Agreement nor the agreements contemplated hereby, nor compliance with the terms and provisions hereof and thereof, including, without limitation, the consummation of the transactions contemplated hereby and thereby, will conflict with or result in the breach of any term, condition, or provision of P-COM's or Purchaser's certificate of incorporation or bylaws, or of any material agreement, deed, contract, mortgage, indenture, writ, order, decree, legal obligation or instrument to which Purchaser is a party or by which it is or may be bound, except as set forth in the P-COM/Purchaser Disclosure Letter, or constitute a default (or an event which, with the lapse of time or the giving of notice, or both, would constitute a default) thereunder.

                                   ARTICLE V
                                   ---------

                                   COVENANTS
                                   ---------

          Section 5.1  Covenants Against Disclosure.  The parties agree to
          -----------  ----------------------------
maintain the confidentiality of the terms and conditions of this Agreement, except to the extent required by law and pursuant to the public reporting obligations of Purchaser. No party shall disseminate (except to the parties to this Agreement) any press release or

                                      20.

announcement concerning the transactions contemplated by this Agreement or the Escrow Agreement or the parties hereto or thereto without the prior written consent of Seller and Purchaser, except as required under the public reporting obligations of Purchaser or as may be required to obtain consents necessary pursuant to Sections 7.1(f) and 7.2(e) hereof to consummate the transactions contemplated herein; provided that Purchaser shall issue a press release in form and substance reasonably acceptable to Seller describing the transaction contemplated herein at any time within ten (10) days after the date hereof and within ten (10) days after the Time of Closing.

           Section 5.2  Non-Competition.
           -----------  ---------------

          5.2.1     Commencing on the Time of Closing and continuing for the
          -----
later of three (3) years thereafter or, in the case of Partners who are employees of Seller, one year after such Partner ceases employment with the Purchaser, Seller and each of the Partners (provided, however, that the obligations of Katie Grammes hereunder shall only arise in the event that she enters into an employment agreement with Purchaser pursuant to Section 6.3(e) hereof) other than (i) Columbia Spectrum Management Investors L.P. ("CSM Investors L.P.") which shall be subject instead to Section 4.2.2 hereof, and
(ii) Comsearch and Thomas Lusk, who shall not be subject to this covenant, agree individually, that it, he, or she shall not engage (except in his or her capacity as an officer, director, and/or employee of Purchaser), directly or indirectly, whether on its, his, or her own account or as a shareholder (other than as a less than 1% shareholder of a publicly-held company (other than P-
COM)), partner, joint venturer, employee, consultant, advisor, and/or agent, of any person, firm, corporation, or other entity, in any or all of the following activities in any geographic area or territory in which Purchaser, any of its affiliates (which for purposes of this Section 5.2 shall include any company or business which Purchaser or its affiliates has or will acquire) or Seller does business, has ever done business or sought to do business:

          (a) Enter into or engage in the Business, including, but not limited to, the business of providing hardware or services related to microwave path relocation for Personal Communications Systems ("PCS") or Mobile Satellite Systems ("MSS");

          (b) Solicit customers, suppliers, or business patronage which results in competition with Purchaser or any of its affiliates, in the Business, including, but not limited to, the business of providing hardware or services related to microwave path relocation for PCS or MSS; or

          (c) Encourage or solicit any employees of Purchaser or any of its affiliates to leave the employment of Purchaser or any of its affiliates for any reason; or

          (d) Promote or assist, financially or otherwise, any person, firm, association, corporation, or other entity engaged in the Business, including, but not

                                      21.

limited to, the business of providing hardware or services related to microwave path relocation for PCS or MSS.

          5.2.2     Commencing on the Time of Closing and continuing for three
          -----
(3) years thereafter, CSM Investors L.P. agrees it shall not engage, directly or indirectly, whether on its own account or as a shareholder (other than as a less than 1% shareholder of a publicly-held company (other than P-COM)), partner, joint venturer, employee, consultant, advisor, and/or agent, of any person, firm, corporation, or other entity, in any or all of the following activities in any geographic area or territory in which Purchaser, any of its affiliates (which for purposes of this Section 5.2 shall include any company or business which Purchaser or its affiliates has or will acquire) or Seller does business, has ever done business or sought to do business:

          (a) Enter into or engage in the business of providing hardware or services related to microwave path relocation for PCS or MSS; or

          (b) Solicit customers, suppliers, or business patronage which results in competition with Purchaser or any of its affiliates, in the business of providing hardware or services related to microwave path relocation for PCS or MSS; or

          (c) Encourage or solicit any employees of Seller hired by Purchaser or any of its affiliates to leave the employment of Purchaser or any of its affiliates for any reason; or

          (d) Promote or assist, financially or otherwise, any person, firm, association, corporation, or other entity engaged in the business of providing hardware or services related to microwave path relocation for PCS or MSS.

          5.2.3  CSM Investors L.P. further covenants and agrees that each of
          -----
its partners shall agree in writing to be individually bound by the terms of this Section 5.2.3 as if a signatory hereto; provided, however, that the obligations of each such partner shall not apply to the holding of minority equity investments in other entities without direct participation in the management or operation of such entity's business.

          5.2.4  Without limitation, the parties agree and intend that the
          -----
covenants contained in this Section 5.2 shall be deemed to be a series of separate covenants and agreements, one for each and every county of each state and political sub division in any geographic area or territory in which Purchaser, any of its affiliates (which for purposes of this Section 5.2 shall include any company or business which Purchaser or its affiliates has or will acquire) or Seller does business, has ever done business or sought to do business. If, in any judicial proceeding, a court shall refuse to enforce in such action any of the separate covenants deemed included herein, then at the option of Purchaser, wholly-unenforceable covenants shall be deemed eliminated from the

                                      22.

provisions hereof for the purpose of such proceeding to the extent necessary to permit the remaining separate covenants to be enforced in such a proceeding.

          5.2.5     The parties agree that due to the unique nature of the
          -----
services and capabilities of Seller and the Partners, there can be no adequate remedy at law for any breach of their obligations hereunder, that any such breach may allow Seller or any of the Partners and/or third parties to unfairly compete with Purchaser resulting in irreparable harm to Purchaser, and therefore, that upon any such breach or any threat thereof, Purchaser shall be entitled to appropriate equitable relief in addition to whatever remedies it might have at law. Further, Purchaser shall be entitled to indemnification by Seller and the Partners, individually and not jointly, from any loss or harm, including, without limitation, attorney's fees, in connection with any breach, or any enforcement, of each of their obligations hereunder.

          5.2.6     Seller and the Partners represent and warrant to Purchaser
          -----
that the covenants of Seller and each of the Partners in this Section 5.2 are reasonably necessary for the protection of Purchaser's interests under this Agreement and are not unduly restrictive upon Seller or any of the Partners.

          Section 5.3  Maintenance of Business.  During the period from the date
          -----------  -----------------------
of this Agreement and continuing until the earlier of the termination of this Agreement or the Time of Closing, Seller shall carry on its business in the usual, regular and ordinary course in substantially the same manner as conducted prior to the date of this Agreement and, to the extent consistent with such business, use commercially reasonable efforts to preserve intact its present business organizations, keep available the services of its present service providers and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, so as to maintain its goodwill and ongoing businesses. Seller shall promptly notify Purchaser of any event or occurrence not in the ordinary course of business of Seller, and any event which could have a material and adverse effect on the business condition of Seller. Except as expressly contemplated by this Agreement, Seller, without the prior written consent of Purchaser shall not:

          (a) Enter into any commitment or transaction not in the ordinary course of business to be performed over a period longer than six (6) months in duration, or, except as in accordance with its existing capital budget previously disclosed to Purchaser, to purchase fixed assets with an aggregate purchase price exceeding $5,000;

          (b) Transfer to any person or entity any rights to the Seller's Intellectual Property Rights, except licenses of Intellectual Property Rights in connection with the sale of Seller's products in the ordinary course of business consistent with past practice;

                                      23.

          (c) Breach, amend or otherwise materially modify the terms of any Contract;

          (d) Except with prior consultation with Purchaser, commence a lawsuit other than for the routine collection of bills;

          (e) Issue, deliver or sell or authorize or propose the issuance, delivery or sale of or authorization of, the purchase of any Seller Equity Interests or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such equity interests or other convertible securities, other than the issuance of Seller Equity Interests upon the exercise of previously outstanding options and warrants to purchase Seller Equity Interests;

          (f) Cause or permit any amendments to Seller's partnership agreement;

          (g) Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business condition of Seller;

          (h) Sell, lease, license or otherwise dispose of any of its properties or assets except in the ordinary course of business;

          (i) Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

          (j) Adopt or amend any employee benefit plans, or enter into any employment contract, except in compliance with the terms of preexisting service agreements, or increase the salaries or wage rates of its employees other than pursuant to scheduled employee reviews under Seller's normal employee review cycle or in connection with the hiring of employees other than officers in the ordinary course of business, in all cases consistent with past practice, or otherwise increase or modify the compensation or benefits payable or to become payable by Seller to any of its service providers;

          (k) Engage in any activities or transactions that are outside the ordinary course of its business consistent with past practice;

          (l) Fail to pay or otherwise satisfy its material monetary obligations as they become due or consistent with past practice, except such as are being contested in good faith;

                                      24.

          (m) Waive or commit to waive any rights of substantial value;

          (n) Cancel, amend or, other than in the ordinary course upon expiration of a policy term, renew any material insurance policy;

          (o) Alter, or enter into any commitment to materially alter, its interest in any corporation, association, joint venture, partnership or business entity in which Seller directly or indirectly holds any interest on the date hereof;

          (p) Agree (in writing or otherwise) to take, any of the actions described in this Section 4.3 or any action which would make any of the representations or warranties or covenants of Seller and the Partners contained in this Agreement materially untrue or incorrect as of the Closing Date; or

          (q) Hire, or enter into any commitment to hire, any additional employees or service providers of Seller.

          Section 5.4  Access to Information.  Each of Seller, P-COM and
          -----------  ---------------------
Purchaser will give the other and their respective accountants, legal counsel and other representatives full access, during normal business hours, to all of the properties, books, contracts, commitments, and records relating to the Business, the Assets and the business of P-COM and Purchaser, and Seller will furnish to P-COM and Purchaser, their respective accountants, legal counsel, and other representatives during such period all such information concerning the Business or the Assets as P-COM and Purchaser may reasonably request; provided, that any furnishing of such information pursuant hereto or any investigation by P-COM, Purchaser or Seller shall not affect such party's right to rely on the representations, warranties, agreements and covenants made by the parties in this Agreement. Seller and the Partners shall cooperate with P-COM and the Purchaser in auditing the financial statements of Seller, including, but not limited to, executing any and all written representations reasonably required by Purchaser's accountants.

          Section 5.5  Other Discussions.  From the date hereof until the
          -----------  -----------------
earlier of the Time of Closing or the termination of this Agreement, neither Seller, nor any officer, director, employee, shareholder, agent, or representative of Seller (collectively, "Agent/Representatives") shall discuss or negotiate on its or their behalf, with any other party, concerning the possible disposition of the Business or the Assets. If Seller or any of the Agent/Representatives receives any inquiries from another party relating to any proposed disposition of the Business or the Assets following the date hereof, Seller shall promptly (a) advise such party that Seller is not entitled to enter into any such discussions or negotiations and (b) notify P-COM and Purchaser of such inquiry.

          Section 5.6  Assignment of Contracts.  Seller and the Partners shall
          -----------  -----------------------
use their best efforts to assist P-COM and Purchaser in obtaining good and sufficient assignments to Purchaser of the Contracts and Seller's rights thereunder.

                                      25.

          Section 5.7  Relocation of Seller's Facilities.  From the Time of
          -----------  ---------------------------------
Closing until two (2) years after the Time of Closing, P-COM and Purchaser will not relocate the Business Premises outside of the Northern Virginia area without the prior written consent of a majority in interest of the Partners then providing services to P-COM or Purchaser.

          Section 5.8  Registration Rights.  P-COM hereby agrees to grant
          -----------  -------------------
registration rights to the Partners as set forth in the Registration Rights Agreement attached hereto as Exhibit 5.8 (the "Registration Rights Agreement").

          Section 5.9  Termination of Employment Agreements.  Seller agrees to
          -----------  ------------------------------------
terminate all employment agreements between Seller and its officers and employees prior to the Time of Closing.

          Section 5.10  Collection of Pre-Closing Receivables.
          ------------  -------------------------------------

          (a) Purchaser shall, from and after the Closing Date until 180 days after the Closing Date (the "Collection Period), use its reasonable efforts to collect for Seller's account the Pre-Closing Receivables.

          (b) All amounts relating to the Business received by Purchaser from obligors under the Pre-Closing Receivables (including any such obligors that are also indebted to Purchaser) shall be applied by Purchaser in accordance with the obligors' instructions; provided, however, that if such instructions are not
                        -----------------
obtained, such amounts shall be applied first to the oldest outstanding invoice in respect of which such obligor is indebted to either of Seller or Purchaser.

          (c) During the Collection Period, as often as is practicable upon the reasonable request of the Partners, Purchaser shall deliver to Seller a statement setting forth in reasonable detail the amount of proceeds collected by Purchaser up to such date and shall concurrently remit to Seller an amount equal to the amount, if any, by which such collections exceeded such payments.

          (d) Seller and Purchaser shall cooperate in all matters necessary or appropriate to carry out fully the purposes and intent of this Section 5.10.


                                   ARTICLE VI
                                   ----------

                                    CLOSING
                                    -------

          Section 6.1  Time of Closing.  The transactions contemplated by this
          -----------  ---------------
Agreement shall be completed (the "Closing") on the first business day on which the last of the conditions contained in Article VII hereof is fulfilled or waived (the "Time of

                                      26.

Closing"), with the expectation that the Closing shall occur on or about February 24, 1997 unless otherwise agreed to in writing by Seller. The Closing shall take place at the offices of Brobeck, Phleger & Harrison LLP, Two Embarcadero Place, 2200 Geng Road, Palo Alto, California, 94303 or at such other place or date as may be agreed to in writing by P-COM, Purchaser and Seller.
The "Closing" shall mean the deliveries to be made by the parties hereto at the Time of Closing in accordance with this Agreement.

          Section 6.2  Deliveries by Seller.  At the Closing, the Partners and
          -----------  --------------------
Seller, as applicable, shall deliver to Purchaser, all duly and properly executed, the following:

          (a) A good and sufficient Bill of Sale for the Assets, in a form mutually agreed to by Seller and the Purchaser, selling, delivering, transferring, and assigning to Purchaser title to all of Seller's right, title, and interest to the Assets, free and clear of all mortgages, pledges, liens, encumbrances, security interests, equities, charges, and restrictions of any nature whatsoever.

          (b) An opinion of Covington & Burling, counsel to Seller and the Partners, dated the date of the Closing, in a form mutually agreed to by Seller and the Purchaser, customary for counsel to Seller.

          (c)  The Escrow Agreement.

          (d) Offer letters and employment agreements offering employment to those individuals listed on Schedule 6.2(d) in a form mutually agreed to by Seller and the Purchaser, executed by such employees.

          (e) Executed Proprietary Information and Inventions Agreement from each employee and/or consultant listed on Schedule 6.2(e) in a form mutually agreed to by Seller and the Purchaser.

          (f) An affidavit of Seller, stating, under penalty of perjury, Seller's United States taxpayer identification number and that Seller is not a foreign person, pursuant to Section 1445(b)(2) of the Code.

          (g) A good and sufficient Assignment and Assumption of the Contracts that are Assumed Liabilities, in a form mutually agreed to by Seller and the Purchaser (the "Assignment").

          (h) A good and sufficient Assignment of the trade names and other intellectual property rights, selling, delivering, transferring, and assigning to Purchaser title to all of Seller's right, title, and interest to such trade names and other intellectual property rights.

          (i) The Registration Rights Agreement.

                                      27.

          (j) A certificate executed by its President, dated the date of the Closing, to the effect that the conditions set forth in subsections (a), (b),
(c) and (d) of Section 7.1, have been satisfied.

          Section 6.3  Deliveries by Purchaser.  At the Closing, P-COM and
          -----------  -----------------------
Purchaser, as applicable, shall deliver, or cause to be delivered, to Seller and/or the Partners, as applicable, all duly and properly executed, the following:

          (a) The payments set forth in Section 3.2.

          (b)  The Assignment.

          (c)  The Escrow Agreement.

          (d) The Registration Rights Agreement.

          (e) Executed offer letters and employment agreements offering employment to those individuals listed to Schedule 4.1(s) in a form mutually agreed to by Seller and the Purchaser.

          (f) Stock certificates or other evidence satisfactory to Seller and the Partners of the Purchase Shares, issued in accordance with Section 3.2(b).

          (g) An opinion of Brobeck, Phleger & Harrison LLP, counsel to P-COM and the Purchaser, dated as of the date of the Closing, in a form mutually agreed to by Seller and the Purchaser, customary for counsel to Purchaser.

          (h) A certificate executed by its President, dated the date of the Closing, to the effect that the conditions set forth in subsections (a) and (b) of Section 7.2 have been satisfied.

          Section 6.4  Further Assurances.  At or after the Time of Closing,
          -----------  ------------------
each party shall prepare, execute, and deliver, at the preparer's expense, such further instruments of conveyance, sale, assignment, or transfer, and shall take or cause to be taken such other or further action, as any party shall reasonably request of any other party at any time or from time to time in order to perfect, confirm, or evidence in Purchaser title to all or any part of the Assets or to consummate, in any other manner, the terms and provisions of this Agreement.

                                  ARTICLE VII
                                  -----------

                      CONDITIONS PRECEDENT TO OBLIGATIONS
                      -----------------------------------

                                      28.

          Section 7.1  Conditions to Obligations of P-COM and Purchaser.  Each
          -----------  ------------------------------------------------
and every obligation of P-COM and Purchaser to be performed at the Closing shall be subject to the satisfaction as of or before the Time of Closing of the following conditions (unless waived in writing by P-COM or Purchaser, as applicable):

          (a) Representations and Warranties.  The representations and
              ------------------------------
warranties of Seller and the Partners set forth in Section 4.1 of this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Time of Closing as if such representations and warranties were made as of such date and time.

          (b) Performance of Agreement.  All covenants, conditions, and other
              ------------------------
obligations under this Agreement which are to be performed or complied with by the Partners and Seller, as the case may be, including Executive Committee and partner approval, shall have been fully performed and complied with in all material respects at or prior to the Time of Closing, including, without limitation, the delivery of the instruments and documents in accordance with
Section 6.2 hereof.

          (c) No Material Adverse Change.  There shall have been no material
              --------------------------
adverse change in the financial condition, prospects, business or properties of Seller which materially adversely affects the conduct of the Business as presently being conducted or the financial condition, business, or properties of Seller since December 31, 1996.

          (d) Absence of Governmental or Other Objection.  There shall be no
              ------------------------------------------
pending or threatened lawsuit challenging the transaction by any body or agency of the federal, state, or local government or by any third party, and the consummation of the transaction shall not have been enjoined by a court of competent jurisdiction as of the Time of Closing and any applicable waiting period under any applicable federal law shall have expired.

          (e) Approval of Documentation.  The form and substance of all
              -------------------------
certificates, instruments, opinions, and other documents delivered or to be delivered to Purchaser and P-COM under this Agreement shall be satisfactory to Purchaser and P-COM and their counsel in all reasonable respects.

          (f) Third Party Consents.  Seller and each Partner shall have obtained
              --------------------
all third party consents and approvals and assignments to the Contracts with BellSouth Personal Communications, Inc. and Sprint Spectrum, L.P.

          (g) Comsearch Agreement.  Seller shall have entered into an agreement
              -------------------
with Comsearch in a form satisfactory to Purchaser.

                                      29.

          Section 7.2  Conditions to Obligations of Seller.  Each and every
          -----------  -----------------------------------
obligation of Seller to be performed at the Time of Closing shall be subject to the satisfaction as of or before such time of the following conditions (unless waived in writing by Seller):

          (a) Performance of Agreement.  All covenants, conditions, and other
              ------------------------
obligations under this Agreement which are to be performed or complied with by Purchaser and P-COM shall have been fully performed and complied with in all material respects at or prior to the Time of Closing, including, without limitation, the delivery of the instruments and documents in accordance with
Section 6.3 hereof.

          (b) Representations and Warranties.  The representations and
              ------------------------------
warranties of Purchaser and P-COM set forth in Section 4.2 of this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Time of Closing as if such representations and warranties were made as of such date and time.

          (c) Approval of Documentation.  The form and substance of all
              -------------------------
certificates, instruments, opinions, and other documents delivered or to be delivered to Seller and the Partners under this Agreement shall be satisfactory to Seller and the Partners and their respective counsel in all reasonable respects.

          (d) Absence of Governmental or Other Objection.  There shall be no
              ------------------------------------------
pending or threatened lawsuit challenging the transaction by any body or agency of the federal, state, or local government or by any third party, and the consummation of the transaction shall not have been enjoined by a court of competent jurisdiction as of the Time of Closing and any applicable waiting period under any applicable federal law shall have expired.

          (e) Third Party Consents.  Seller and each Partner shall have obtained
              --------------------
all third party consents and approvals and assignments to the Contracts with BellSouth Personal Communications, Inc. and Sprint Spectrum, L.P.


                                  ARTICLE VIII
                                  ------------

                                INDEMNIFICATION
                                ---------------

          Section 8.1  Survival of Representations, Warranties, Covenants and
          -----------  ------------------------------------------------------
Agreements.
----------

          (a) Notwithstanding any investigation conducted at any time with regard thereto by or on behalf of any party, all representations, warranties, covenants and agreements of the parties shall survive the execution, delivery and performance of

                                      30.

this Agreement for a period of two (2) years, except as otherwise specified in
Section 8.1(e). All representations and warranties of the parties set forth in this Agreement shall be deemed to have been made again by each party at and as of the Closing.

          (b) As used in this Article VIII, any reference to a representation, warranty, agreement or covenant contained in any section of this Agreement shall include the schedule (which, if in a form different at the Time of Closing from the date hereof, shall be in a form reasonably acceptable to Purchaser and P-COM as of the date hereof and as of the Closing) relating to such section.

          (c) Except as otherwise specified in Section 8.1(e), Purchaser and its affiliates shall, absent fraud, have recourse only to the assets in the escrow for the obligations of Seller and the Partners under this Agreement.

          (d) The indemnity obligations of the parties shall terminate two (2) years after the Closing. Notwithstanding the expiration date of the representations, warranties, covenants and agreements set forth herein, if Purchaser or its affiliates shall notify Seller and the Partners with respect to the submission of a claim during the time period of survivability of such representation, warranty, covenant or agreement, Seller's and each Partner's liability or obligation for Damages with respect to such claim shall continue in full force and effect until settled by mutual agreement or arbitration pursuant to Section 10.11 with respect to those claims timely made. Such notice shall specify in reasonable detail the basis of such claim.

          (e) Notwithstanding anything in this Agreement to the contrary, the covenants contained in Article X and Sections 5.2 and 5.7 (which shall survive in accordance with their terms) and the related indemnification rights thereto shall be deemed to be separate and apart from any of the limitations set forth in Article VIII of this Agreement and the terms of the Escrow Agreement. In addition, the responsibilities of each of the Seller (but not the Partners) and the Purchaser (but not P-COM) with respect to the liabilities that each party shall either assume or retain, as applicable, pursuant to Article II hereof shall survive indefinitely and shall not be affected by any limitations on indemnification provided herein.

          Section 8.2  Seller and Partner Indemnification.
          -----------  ----------------------------------

          (a) Seller and each of the Partners hereby agree, jointly and severally, to indemnify and hold harmless Purchaser and its officers, directors and other affiliates against any and all losses, liabilities, damages, demands, claims, suits, actions, judgments, and causes of action, assessments, costs, and expenses, including, without limitation, interest, penalties, attorneys' fees, any and all expenses incurred in investigating, preparing, and defending against any litigation, commenced or threatened, and any claim whatsoever, and any and all amounts paid in settlement of any claim or litigation (collectively, "Damages"), asserted against, resulting from, imposed upon, or

                                      31.

incurred or suffered by Purchaser or its officers, directors and other affiliates, directly or indirectly, as a result of or arising from (1) any inaccuracy in or breach or nonfulfillment of any of the representations, warranties, covenants, or agreements made by any of the Partners or Seller in this Agreement or any facts or circumstances constituting such an inaccuracy, breach, or nonfulfillment, (2) any failure of Seller or any Partner to pay, perform or discharge any of the Liabilities (other than Assumed Liabilities),
(3) the conduct of the Business or the ownership or use of the Assets at any time prior to or as of the Time of Closing, or (4) regardless of any disclosures, any liabilities of the Partners or Seller, other than Assumed Liabilities, imposed upon Purchaser or any Affiliate as transferee of the Assets or otherwise, including, without limitation, any liability arising out of any lien or any obligation or claim brought by creditors of Seller or claims based on the premise that the sale of the Assets did not comply with any bulk sales provisions and any liability, arising out of Seller's obligations to Seller's employees (including, without limitation, any obligations under any employee benefit, profit sharing, or pension or welfare plan) or out of Seller's status as employer of its employees (all of which shall be referred to as "Seller and Partner Indemnifiable Claims").

          (b) P-COM and Purchaser hereby agree to indemnify and hold harmless the Seller and its officers, directors and other affiliates against any and all Damages asserted against, resulting from, imposed upon, or incurred or suffered by Seller and its officers, directors and other affiliates, directly or indirectly, as a result of or arising from (1) any inaccuracy in or breach or nonfulfillment of any of the representations, warranties, covenants, or agreements made by P-COM or Purchaser in this Agreement or any facts or circumstances constituting such an inaccuracy, breach, or nonfulfillment, or (2) any failure of P-COM or Purchaser to pay, perform or discharge any of the Assumed Liabilities (all of which shall be referred to as the "Purchaser Indemnifiable Claims" and together with Seller and Partner Indemnifiable Claims, the "Indemnifiable Claims"). The indemnification obligations of, and Seller's and each of the Partner's recourse against, P-COM or Purchaser or any of their affiliates shall terminate two (2) years after the Closing. In addition, the indemnification obligations of P-COM and Purchaser hereunder shall in no event exceed the indemnification obligations of Seller and the Partners arising from the cash consideration deposited in escrow pursuant to Section 3.2(a) hereof and shall be reduced pursuant to the formula provided to the Seller and the Partners with respect thereto.

          Section 8.3  Procedure for Indemnification with Respect to Third-Party
          -----------  ---------------------------------------------------------
Claims.
------

          (a) If a party determines to seek indemnification (such party shall be referred to herein as an "Indemnified Party") under this Article VIII with respect to any Indemnifiable Claims resulting from the assertion of liability by third parties, such Indemnified Party shall give notice to the parties from which indemnification is sought (such parties shall be referred to herein as "Indemnifying Parties") within 60 days of such Indemnified Party becoming aware of any such Indemnifiable Claim or of facts upon

                                      32.

which any such Indemnifiable Claim will be based; the notice shall set forth such material information with respect thereto as is then reasonably available to such Indemnified Party. In case any such liability is asserted against any Indemnified Party, and such Indemnified Party notifies the Indemnifying Parties thereof, the Indemnifying Parties will be entitled, if such Indemnifying Parties so elect by written notice delivered to such Indemnified Party within 20 days after receiving such Indemnified Party's notice, to assume the defense thereof with counsel selected by the Indemnifying Party, which counsel shall be reasonably satisfactory to such Indemnified Party. Notwithstanding the foregoing, (i) such Indemnified Party shall also have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless such party shall reasonably determine that there is a conflict of interest between or among such Indemnified Party and any Indemnifying Party with respect to such Indemnifiable Claim, in which case the fees and expenses of such counsel will be borne by such Indemnifying Parties, and (ii) none of the Indemnified Parties shall have any obligation to give any notice of any assertion of liability by a third party unless such assertion is in writing, and (iii) the rights of the Indemnified Parties to be indemnified hereunder in respect of Indemnifiable Claims resulting from the assertion of liability by third parties shall not be adversely affected by their failure to give notice pursuant to the foregoing unless, and, if so, only to the extent that, such Indemnifying Parties are materially prejudiced thereby. With respect to any assertion of liability by a third party that results in an Indemnifiable Claim, the parties hereto shall make available to each other all relevant information in their possession material to any such assertion.

          (b) In the event that such Indemnifying Parties, within 20 days after receipt of the aforesaid notice of an Indemnifiable Claim, fail to assume the defense of such Indemnified Party against such Indemnifiable Claim, such Indemnified Party shall have the right to undertake the defense, compromise, or settlement of such action on behalf of and for the account, expense, and risk of such Indemnifying Parties.

          (c) Notwithstanding anything in this Article VIII to the contrary, if there is a reasonable probability that an Indemnifiable Claim may materially adversely affect such Indemnified Party, such Indemnified Party shall have the right to participate in such defense, compromise, or settlement and such Indemnifying Parties shall not, without such Indemnified Party's written consent (which consent shall not be unreasonably withheld), settle or compromise any Indemnifiable Claim or consent to entry of any judgment in respect thereof unless such settlement, compromise, or consent includes as an unconditional term thereof the giving by the claimant or the plaintiff to such Indemnified Party a release from all liability in respect of such Indemnifiable Claim.

          Section 8.4   Procedure For Indemnification with Respect to Non-Third
          -----------   -------------------------------------------------------
Party Claims.  In the event that any Indemnified Party asserts the existence of
------------
an Indemnifiable Claim (but excluding claims resulting from the assertion of liability by third parties), it shall give written notice to the Indemnifying Parties. Such written notice

                                      33.

shall state that it is being given pursuant to this Section 8.4, specify the nature and amount of the claim asserted and indicate the date on which such assertion shall be deemed accepted and the amount of the claim deemed a valid claim (such date to be established in accordance with the next sentence). If such Indemnifying Parties, within 60 days after the mailing of notice by such Indemnified Party, shall not give written notice to such Indemnified Party announcing its intent to contest such assertion of such Indemnified Party, such assertion shall be deemed accepted and the amount of claim shall be deemed a valid claim. In the event, however, that such Indemnifying Parties contest the assertion of a claim by giving such written notice to such Indemnified Party within said period, then the parties shall act in good faith to reach agreement regarding such claim. If the parties hereto, acting in good faith, cannot reach agreement with respect to such claim within ten (10) days after notice thereof, such claim will be submitted to and settled by arbitration pursuant to Section
10.11 hereof.

          Section 8.5  Limitation on Indemnification.  Notwithstanding any
          -----------  -----------------------------
provision of this Article VIII, the parties shall each be entitled to indemnification under this Article VIII only when the aggregate amount of all entitlements to indemnification hereunder exceeds $50,000, at which point such indemnified parties shall be entitled to the full amount pursuant to this
Article VIII in excess of such liability cushion.


                                   ARTICLE IX
                                   ----------

                                  TERMINATION
                                  -----------

          Section 9.1  Termination.
          -----------  -----------

               9.1.1  This Agreement may be terminated at any time prior to the
               -----
Time of Closing:

               (a) if the Closing is not consummated within three (3) months of the date hereof;

               (b) by mutual agreement of the Board of Directors of Purchaser and the Executive Committee of Seller;

               (c) by P-COM or Purchaser, if there has been a breach by Seller or any of the Partners of any material representation, warranty, covenant or agreement set forth in this Agreement which Seller or such Partner fails to cure within fifteen (15) business days after notice thereof is given by P-COM or Purchaser (except that no cure period shall be provided for a breach by Seller or the Partners which by its nature cannot be cured);

                                      34.

               (d) by Seller, if there has been a breach by P-COM or Purchaser of any material representation, warranty, covenant or agreement set forth in this Agreement, which P-COM or Purchaser fails to cure within fifteen (15) business days after notice thereof is given by Seller (except that no cure period shall be provided for a breach by P-COM or Purchaser which by its nature cannot be cured);

               (e) by P-COM, Purchaser or Seller, if any permanent injunction or other order of a court preventing the Closing shall have become final and nonappealable or shall render unlikely within a reasonable period of time the consummation of the Closing on the terms contemplated hereby; or

               (f) by P-COM, Purchaser or Seller, if any Governmental Entity shall have issued a temporary restraining order, preliminary injunction or permanent injunction or other order preventing the consummation of the Closing or any litigation shall be pending, the ultimate resolution of which is likely
(i) in P-COM or Purchaser's opinion to result in the issuance of such an order or injunction, or the imposition against P-COM or Purchaser of substantial damages if the Closing is consummated, or (ii) in P-COM's, Purchaser's or Seller's opinion to render P-COM, Purchaser or Seller unable to consummate the Closing.

          9.1.2     Where action is taken to terminate this Agreement pursuant
          -----
to this Section 9.1, it shall be sufficient authorization for such action to be authorized by the Board of Directors or Executive Committee, as applicable, of the party taking such action.

          9.1.3     In the event of termination of this Agreement as provided in
          -----
this Section 9.1 or a failure to meet all of the closing conditions, this Agreement shall forthwith terminate without liability of any party to any other party; provided, however, that the agreements contained or referred to in Sections 5.1 and 10.4 shall survive and be legally enforceable.


                                   ARTICLE X
                                   ---------

                            MISCELLANEOUS PROVISIONS
                            ------------------------

          Section 10.1  Notice.  All notices and other communications required
          ------------  ------
or permitted under this Agreement shall be delivered to the parties at the address set forth below or at such other address that they designate by notice to all other parties in accordance with this Section 10.1:

If to Seller or
Partners:           Columbia Spectrum Management, L.P.
                    8300 Boone Boulevard

                                      35.

                    Suite 800
                    Vienna, Virginia  22182
                    Attention:  William L. Welch, Jr.
                    Telecopy No.:  (703) 917-9325

with a copy to:     Columbia Capital Corporation
                    201 N. Union Street, Suite 300
                    Alexandria, VA  22314
                    Attn:  Neil P. Byrne
                    Telecopy No. : (703) 519-3904

          and to:  Covington & Burling
                    1201 Pennsylvania Avenue
                    Washington, D.C. 20044-7566
                    Attn.: Michael E. Cutler, Esq.
                    Telecopy No.: (202) 778-5258

If to P-COM or      P-COM, Inc.
Purchaser:          3175 S. Winchester Boulevard
                    Campbell, California 95008
                    Attn: Michael Sophie
                    Telecopy No.: (408) 866-3678

with a copy to:     Brobeck, Phleger & Harrison LLP
                    Two Embarcadero Place
                    2200 Geng Road
                    Palo Alto, CA 94303
                    Attn: Warren T. Lazarow, Esq.
                    and H. Richard Hukari, Esq.
                    Telecopy No.: (415) 496-2733

All notices and communications shall be deemed to have been received: (i) in the case of personal delivery, on the date of such delivery; (ii) in the case of telex or facsimile transmission, on the date on which the sender receives confirmation by telex or facsimile transmission that such notice was received by the addressee, provided that a copy of such transmission is additionally sent by mail as set forth in (iv) below; (iii) in the case of overnight air courier, on the second business day following the day sent, with receipt confirmed by the courier; and (iv) in the case of mailing by first class certified or registered mail, postage prepaid, return receipt requested, on the fifth business day following such mailing.

          Section 10.2  Entire Agreement.  This Agreement, the exhibits and
          ------------  ----------------
schedules hereto, and the documents referred to herein embody the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and

                                      36.

supersede all prior and contemporaneous agreements and understandings, oral or written, relative to said subject matter.

          Section 10.3  Binding Effect; Assignment.  This Agreement and the
          ------------  --------------------------
various rights and obligations arising hereunder shall inure to the benefit of and be binding upon Seller, its successors and permitted assigns, and P-COM and Purchaser and their successors and permitted assigns. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be transferred or assigned (by operation of law or otherwise) by any of the parties hereto without the prior written consent of the other party.

          Section 10.4  Expenses of Transaction; Taxes.  Each of P-Com and
          ------------  ------------------------------
Purchaser shall bear its own costs and expenses in connection with this Agreement and the transactions contemplated hereby for its own account and the Partners shall bear their and the Seller's own costs and expenses in connection with this Agreement and the transactions contemplated hereby. Seller shall pay all applicable sales, use, transfer, documentary and other taxes arising out of the purchase and sale of the Assets.

          Section 10.5  Waiver; Consent.  This Agreement may not be changed,
          ------------  ---------------
amended, terminated, augmented, rescinded, or discharged (other than by performance), in whole or in part, except by a writing executed by the parties hereto, and no waiver of any of the provisions or conditions of this Agreement or any of the rights of a party hereto shall be effective or binding unless such waiver shall be in writing and signed by the party claimed to have given or consented thereto. Except to the extent that a party hereto may have otherwise agreed in writing, no waiver by that party of any condition of this Agreement or breach by the other party of any of its obligations or representations hereunder or thereunder shall be deemed to be a waiver of any other condition or subsequent or prior breach of the same or any other obligation or representation by the other party, nor shall any forbearance by the first party to seek a remedy for any noncompliance or breach by the other party be deemed to be a waiver by the first party of its rights and remedies with respect to such noncompliance or breach.

          Section 10.6  Third-Party Beneficiaries.  Except as otherwise
          ------------  -------------------------
expressly pro vided for in this Agreement, nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any person, firm, corporation, or legal entity, other than the parties hereto, any rights, remedies, or other benefits under or by reason of this Agreement.

          Section 10.7  Counterparts.  This Agreement may be executed
          ------------  ------------
simultaneously in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

          Section 10.8  Severability.  If one or more provisions of this
          ------------  ------------
Agreement are held to be unenforceable under applicable law, such provision shall be excluded from

                                      37.

this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

          Section 10.9  Remedies of Purchaser.  Each of the Seller and the
          ------------  ---------------------
Partners agree that the Assets are unique and not otherwise readily available to Purchaser. Accordingly, Seller acknowledges that, in addition to all other remedies to which Purchaser is entitled, Purchaser shall have the right to enforce the terms of this Agreement by a decree of specific performance, provided Purchaser is not in material default hereunder.

          Section 10.10  Governing Law.  This Agreement shall in all respects be
          -------------  -------------
construed in accordance with and governed by the laws of the State of Delaware without regard to the conflicts or choice of law provisions thereof.

          Section 10.11  Arbitration; Attorneys' Fees.
          -------------  ----------------------------

          (a) Any controversy between the parties hereto involving the construction or application of any terms, covenants or conditions of this Agreement or the Escrow Agreement, or any claims arising out of or relating to this Agreement or the Escrow Agreement or the breach thereof will be settled by arbitration in Santa Clara County, California, in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association (the "AAA"), and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Such arbitration shall be conducted by three (3) arbitrators chosen by mutual agreement of the parties hereto, or failing such agreement, an arbitrator appointed by the AAA. There shall be limited discovery prior to the arbitration hearing as follows: (a) exchange of witness lists and copies of documentary evidence and documents related to or arising out of the issues to be arbitrated, (b) depositions of all party witnesses, and (c) such other depositions as may be allowed by the arbitrators upon a showing of good cause. Depositions shall be conducted in accordance with the California Code of Civil Procedure, the arbitrator(s) shall be required to provide in writing to the parties the basis for the award or order of such arbitrator(s), and a court reporter shall record all hearings, with such record constituting the official transcript of such proceedings.

          (b) In the event of arbitration filed or instituted between the parties with respect to this Agreement or the Escrow Agreement, the prevailing party will be entitled to receive from the other party all costs, damages and expenses, including reasonable attorney's fees, incurred by the prevailing party in connection with that action or proceeding whether or not the controversy is reduced to judgment or award. The prevailing party will be that party who may be fairly said by the arbitrator(s) to have prevailed on the major disputed issues.

          Section 10.12  Cooperation and Records Retention. Seller, the Partners
          -------------  ---------------------------------
and Purchaser shall (i) each provide the others with such assistance as may reasonably

                                      38.

be requested by them in connection with the preparation of any Tax return, statement, report, form or other document (hereinafter collectively a "Tax Return"), or in connection with any audit or other examination by any taxing authority or any judicial or administrative proceedings relating to liability for Taxes, (ii) each retain and provide the other, with any records or other information which may be relevant to any such Tax Return, audit or examination, proceeding or determination, and (iii) each provide the other with any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Tax Return of the other for any period. Without limiting the generality of the foregoing, Seller (and, after Seller's dissolution, Partners) and Purchaser shall retain, until the applicable statute of limitations (including any extensions) have expired, copies of all Tax Returns, supporting work schedules and other records or information which may be relevant to such Tax Returns for all tax periods or portions thereof ending before or including the Time of Closing and shall not destroy or otherwise dispose of any such records without first providing the other party with a reasonable opportunity to review and copy the same. Seller (and, after Seller's dissolution, Partners) shall keep the original copies of such records, as well as all books of accounts, general ledgers, sales invoices, accounts payable and payroll records, drawings, files, papers, and all other records (the "Records") at its facility in Virginia and, at Seller's (and, after Seller's dissolution, Partners) expense, shall promptly provide complete copies of the Records to Purchaser upon Purchaser's request and shall make all Records available for inspection at any time upon Purchaser's request.

          Section 10.13  Bulk Sales Law. Purchaser waives compliance by Seller
          -------------  --------------
with any provisions of bulk sales laws applicable to this transaction, if any.

                                      39.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                              P-COM, INC.,
                              a Delaware corporation


                              By:
                                  --------------------------------------------
                                    Michael Sophie
                                    Vice President, Finance and Administration
                                    and Chief Financial Officer


                              P-COM FIELD SERVICES, INC.
                              a Delaware corporation


                              By:
                                  --------------------------------------------


                              COLUMBIA SPECTRUM MANAGEMENT, L.P.
                              a limited partnership



                              By:
                                  --------------------------------------------
                                    William L. Welch, Jr.
                                    Executive Vice President
                                    and Chief Financial Officer

                              PARTNERS

                              COLUMBIA SPECTRUM MANAGEMENT, INC.


                              By:
                                  --------------------------------------------
                              Name:
                                   -------------------------------------------
                              Title:
                                    ------------------------------------------


                              COLUMBIA SPECTRUM MANAGEMENT INVESTORS L.P.


                              By:
                                  --------------------------------------------
                              Name:
                                   -------------------------------------------
                              Title:
                                    ------------------------------------------



                              THOMAS STROUP

                              COMSEARCH, INC.


                              By:
                                  --------------------------------------------
                              Name:
                                   -------------------------------------------
                              Title:
                                    ------------------------------------------




                                  --------------------------------------------
                                  WILLIAM WELCH


                                  --------------------------------------------
                                  KATIE GRAMMES


                                  --------------------------------------------
                                  THOMAS LUSK

                                      41.

                                  EXHIBIT 3.2

                                ESCROW AGREEMENT
                        (will be furnished upon request)

                                SCHEDULE 1.1(a)

                            LIST OF RELATED PROPERTY
                        (will be furnished upon request)

                                SCHEDULE 1.1(b)
                        (will be furnished upon request)
                               LIST OF CONTRACTS

                                SCHEDULE 1.1(c)

                          LIST OF GOVERNMENTAL PERMITS
                        (will be furnished upon request)

                                SCHEDULE 1.1(d)

                      LIST OF INTELLECTUAL PROPERTY RIGHTS
                        (will be furnished upon request)

                                SCHEDULE 1.1(e)

                          LIST OF ACCOUNTS RECEIVABLE
                        (will be furnished upon request)

                                SCHEDULE 1.1(i)

                          LIST OF LEASEHOLD INTERESTS
                        (will be furnished upon request)

                                  SCHEDULE 1.2

                            LIST OF EXCLUDED ASSETS
                        (will be furnished upon request)

                                  SCHEDULE 2.1

                          LIST OF ASSUMED LIABILITIES
                        (will be furnished upon request)

                                  SCHEDULE 4.1

                               DISCLOSURE LETTER
                        (will be furnished upon request)

                                SCHEDULE 4.1(b)

                   LIST OF HOLDERS OF SELLER EQUITY INTERESTS
                        (will be furnished upon request)

                                SCHEDULE 4.1(s)

                               LIST OF EMPLOYEES
                        (will be furnished upon request)

                                SCHEDULE 4.1(aa)

                           LIST OF INSURANCE POLICIES
                        (will be furnished upon request)

                                SCHEDULE 4.1(ab)

                         LIST OF ENVIRONMENTAL MATTERS
                        (will be furnished upon request)

                                SCHEDULE 4.1(ac)

                               BACKLOG OF ORDERS
                        (will be furnished upon request)

                                  SCHEDULE 4.2

                       P-COM/PURCHASER DISCLOSURE LETTER
                        (will be furnished upon request)

                                SCHEDULE 6.2(d)

                         LIST OF EMPLOYMENT AGREEMENTS
                        (will be furnished upon request)

                                SCHEDULE 6.2(e)

           LIST OF PROPRIETARY INFORMATION AND INVENTIONS AGREEMENTS
                        (will be furnished upon request)